Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-31505 on Form S-8, No. 33-50688 on Form S-8, No. 33-54387 on Form S-8, No. 33-52389 on Form S-8, No. 33-55629 on Form S-8, No. 333-32977 on Form S-8, No. 333-37145 on Form S-8, No. 333-79921 on Form S-8, No. 333-38174 on Form S-8, No. 333-53502 on Form S-8, No. 333-90954 on Form S-8, No. 333-97005 on Form S-8, No. 333-105914 on Form S-8, No. 333-138191 on Form S-8, No. 333-139959 on Form S-8 of our report dated March 20, 2008 relating to the financial statements of AnnTaylor Stores Corporation and the effectiveness of AnnTaylor Stores Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 20, 2008